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                                                                 Exhibit 4.6 (b)





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                         J. P. MORGAN & CO. INCORPORATED

                                     Issuer

                                       AND

                                 CITIBANK, N.A.

                                     Trustee

                             ----------------------

                          FIRST SUPPLEMENTAL INDENTURE

                            Dated as of May 12, 1992

                             ----------------------

                          Subordinated Debt Securities


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                  FIRST SUPPLEMENTAL INDENTURE, dated as of May 12, 1992,
between J. P. Morgan & Co. Incorporated, a Delaware corporation (the "Company"), and Citibank, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the "Trustee"), which term shall include any successor trustee appointed pursuant to Article Six of the Indenture hereinafter referred to).

                  WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 1, 1986 (the "Indenture"), providing for the issuance from time to time of its unsecured subordinated debentures, notes and other evidences of indebtedness (herein and therein referred to as the "Securities") to be issued in one or more series as in the Indenture provided; and

                  WHEREAS, Section 8.1(d) of the Indenture provides that the Company, when authorized by a resolution of its Board of Directors and the Trustee, at any time and from time to time, may enter into an indenture supplemental to the Indenture to make such other provisions in regard to matters or questions arising under the Indenture or under any supplemental indenture as the Board of Directors may deem necessary or desirable and which shall not materially and adversely affect the interests of the Holders of the Securities; and

                  WHEREAS, the Company, pursuant to the foregoing authority, proposes in and by this First Supplemental Indenture to amend the Indenture in certain respects; and

                  WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

                  NOW, THEREFORE the Company and the Trustee hereby agree as follows:

                  1. Subject to Section 5 hereof, Section 5.1 of the Indenture is hereby amended by deleting the paragraph following subsection (f) thereof and substituting the following therefor:

                           If an Event of Default described in clause (e) or (f)
above occurs and is continuing, then and in each and every such case, unless the principal of all the Securities shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all the Securities then Outstanding hereunder (treated as one class), by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the entire principal (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all the Securities then outstanding and interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

                  2. Subject to Section 5 hereof, Section 5.10 of the Indenture is hereby amended by deleting the first paragraph thereof and substituting the following therefor:

                           Prior to the declaration of the acceleration of the
maturity of the Securities of any series as provided in Section 5.1, the Holders of Securities of a majority in principal
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amount of the Securities then outstanding (voting as one class) may waive any such default or Event of Default, and its consequences except a default in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of any such waiver, the Issuer, the Trustee and the Holder of Securities of such series shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

                  3. All provisions of this First Supplemental Indenture shall be deemed to be incorporated in and made a part of the Indenture; and the Indenture, as supplemented by this First Supplemental Indenture, shall be read, taken, and construed as one and the same instrument.

                  4. The recitals contained in this First Supplemental Indenture shall be taken as statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

                  5. The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this First Supplemental Indenture.

                  6. All amendments to the Indenture made hereby shall have effect with respect to all Securities to be issued under the Indenture of any series created after the date hereof, but not those Securities issued of any series created prior to the date hereof.

                  7. All capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Indenture.

                  8. This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                  9. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.
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                  IN WITNESS WHEREOF, the parties have caused this First
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereto affixed and attested, all as of the day and year first above written.



                                                J. P. MORGAN & CO. INCORPORATED


                                                By: ____________________________
[Seal]
Attest:

____________________


                                                CITIBANK, N.A.,
                                                    Trustee


                                                By: ____________________________
[Seal]
Attest:

____________________